EXHIBIT 99.1

ICO, Inc. Announces First Quarter Financial Results

HOUSTON, TEXAS, February 7, 2007 - ICO, Inc. (NASDAQ: ICOC), global producer of custom polymer powders and plastic film concentrates, today announced its results for the first quarter ended December 31, 2006.

First Quarter Highlights

•	Year-over-year quarterly revenues up $11.1 million or 15% to $86.3 million
•	Earnings per share from continuing operations of $.09 fully diluted
•	85% of Preferred Stock repurchased at a $6.0 million net discount to liquidation value
•	Outlook improving

First Quarter 2007 vs. First Quarter 2006

Revenues increased $11.1 million or 15%, compared to the prior year, to $86.3 million. This increase was a result of higher average selling prices, a change in product mix and the translation effect of stronger foreign currencies compared to the U.S. Dollar. Operating income was $4.3 million during the quarter, a decline of $0.7 million or 14% from the prior year. The lower operating income was the result of lower feedstock margins (product sales revenues less raw material costs) during the quarter as well as a reduction in demand during the first quarter in our North American locations. These declines were due, in large part, to the generally declining resin prices during the first quarter. Net income was $2.5 million or $.09 per fully diluted share.

During the quarter, we repurchased approximately 85% of our outstanding Preferred Stock. This resulted in a net gain on the redemption of Preferred Stock of $6.0 million. The net gain is included in the basic earnings per share computation of $.32 per share. The gain is not included in diluted earnings per share of $.09.

First Quarter 2007 vs. Fourth Quarter 2006

Revenues declined $1.0M or 1% compared to the fourth quarter of fiscal 2006, while volumes were down 8% in part due to the declining resin price environment and the normal seasonal slowdown during the first quarter. The lower volumes had the effect of reducing revenues and this impact was partially offset by the effect of stronger foreign currencies and, to a lesser extent, a more favorable product mix.

Operating income was down $1.2 million or 22% primarily due to the lower volumes described above and income from continuing operations was $2.6 million or $.09 per fully diluted share.

“We are very pleased with our first quarter results,” stated the Company’s President and CEO, Mr. A. John Knapp, Jr. “We were challenged by declining resin prices, which squeezed our margins and caused customers to postpone purchases, particularly in North America. Resin prices now appear to have stabilized and, in some markets, are rising modestly. This trend is one important reason why we expect solid sales in our second quarter and why we believe our fiscal second quarter operating income will exceed the results generated in the second quarter of the prior year and the first quarter of 2007.”

Balance Sheet and Liquidity

As of December 31, 2006, we had $46.9 million of borrowing capacity under our existing credit facilities, and during the first quarter, we generated cash flow from continuing operations of $5.5 million during the quarter as a result of the income we generated, plus the impact of declines in working capital. Capital expenditures were $1.7 million with the majority of the investment consisting of expansion projects.

The Company’s Board of Directors has declared a dividend on its depositary shares, each representing ¼ of a share of its $6.75 convertible exchangeable preferred stock, of $.42 per depositary share payable to shareholders of record on March 22, 2007.

Conference Call on the Web

A live Internet broadcast of ICO, Inc.’s conference call regarding fiscal 2007 first quarter results can be accessed at 10:00 a.m. Central Standard Time on Thursday, February 8, 2007 at www.firstcallevents.com, where the webcast replay will be archived. (Minimum requirements to listen to the broadcast are: The Windows Media Player software, downloadable free from http://www.microsoft.com/windows/windowsmedia/player/download/download.aspx and at least a 28.8Kbps connection to the Internet.)

Investors are invited to participate in the conference by dialing 847-619-6547, passcode 16814011.

About ICO, Inc.

With 19 locations in 10 countries, ICO Polymers produces custom polymer powders for rotational molding and other polymer related businesses, such as the textile, metal coating and masterbatch markets. ICO remains an industry leader in size reduction, compounding and other tolling services for plastic and non-plastic materials. ICO's Bayshore Industrial subsidiary produces specialty compounds, concentrates and additives primarily for the plastic film industry. Additional information about ICO, Inc. can be found on the Company’s website at www.icopolymers.com. Contact: CFO - Jon C. Biro at 713-351-4100.

This press release contains forward-looking statements, which are not statements of historical facts and involve certain risks, uncertainties and assumptions. These include, but are not limited to, restrictions imposed by the Company’s outstanding indebtedness, changes in the cost and availability of polymers, demand for the Company's services and products, business cycles and other industry conditions, the Company’s lack of asset diversification, international risks, operational risks, and other factors detailed in the Company's form 10-K for the fiscal year ended September 30, 2006 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

ICO, Inc.
Consolidated Statement of Operations
(Unaudited and in thousands, except per share data and percentages)

	Three Months Ended
	December 31,		September 30,
		2005
	2006	(as restated)	2006
Product Sales	$77,587	$67,675	$77,829
Toll Services	8,674	7,438	9,402
Total Revenues	86,261	75,113	87,231
Cost of sales and services (exclusive of depreciation shown
separately below)	71,769	59,517	71,193
Gross Profit (1)	14,492	15,596	16,038
Selling, general and administrative expense	8,439	8,663	8,621
Depreciation and amortization	1,756	1,802	1,885
Impairment, restructuring and other costs	-	118	-
Operating income	4,297	5,013	5,532
Other income (expense):
Interest expense, net	(664)	(534)	(490)
Other income (expense)	(255)	78	(238)
Income from continuing operations before income taxes	3,378	4,557	4,804
Provision for income taxes	818	1,462	1,529
Income from continuing operations	2,560	3,095	3,275
Loss from discontinued operations, net of income taxes	(36)	(33)	(1,407)
Net income	$2,524	$3,062	$1,868
Undeclared Preferred Stock dividends, as restated	(226)	(544)	(544)
Declared Preferred Stock dividends	(82)	-	-
Net gain on redemption of Preferred Stock	6,023	-	-
Net income applicable to Common Stock	$8,239	$2,518	$1,324

Basic income from continuing operations per common
share, as restated	$0.32	$0.10	$0.11
Basic net income per common share, as restated	$0.32	$0.10	$0.05

Diluted income from continuing operations per common
share, as restated	$0.09	$0.10	$0.10
Diluted net income per common share	$0.09	$0.10	$0.05

Gross Margin (2)	16.8%	20.8%	18.4%

(1) Calculated as Total Revenues minus Cost of Sales and Services, exclusive of Depreciation Expense.
(2) Calculated as Gross Profit divided by Total Revenues.

ICO, Inc.
Consolidated Balance Sheet
(Unaudited and in thousands, except share data and ratios)

	December 31,	September 30,
	2006	2006
ASSETS
Current assets:
Cash and cash equivalents	$1,754	$17,427
Trade receivables	65,073	67,742
Inventories	37,972	41,961
Deferred income taxes	1,505	2,195
Prepaid and other current assets	7,739	6,775
Total current assets	114,043	136,100

Property, plant and equipment, net	51,989	50,884
Goodwill	8,905	8,585
Other assets	2,405	2,392
Total assets	$177,342	$197,961

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings under credit facilities	$15,351	$17,214
Current portion of long-term debt	10,247	4,696
Accounts payable	33,016	35,809
Accrued salaries and wages	4,286	5,360
Income taxes payable	632	4,188
Other current liabilities	8,987	11,332
Total current liabilities	72,519	78,599

Long-term debt, net of current portion	30,443	21,559
Deferred income taxes	4,142	4,210
Other long-term liabilities	2,026	1,876
Total liabilities	109,130	106,244

Commitments and contingencies	-	-
Stockholders' equity:
Convertible exchangeable preferred stock, without par value-
345,000 shares authorized; 48,537 and 322,500 shares issued and outstanding, respectively, with a liquidation preference of $6,082 and
$40,410, respectively	2	13
Undesignated preferred stock, without par value-
105,000 shares authorized; No shares issued and outstanding	-	-
Common stock, without par value- 50,000,000 shares
authorized; 25,893,168 and 25,792,168 shares issued
and outstanding, respectively	45,674	45,087
Additional paid-in capital	76,439	104,844
Accumulated other comprehensive income (loss)	1,646	(154)
Accumulated deficit	(55,549)	(58,073)
Total stockholders' equity	68,212	91,717
Total liabilities and stockholders' equity	$177,342	$197,961

OTHER BALANCE SHEET DATA
Working capital	$41,524	$57,501
Current ratio	1.6	1.7
Total debt	$56,041	$43,469
Debt-to-capitalization	45.1%	32.2%

ICO, Inc.
Supplemental Segment Information
(Unaudited and in thousands, except percentages)

Revenues
Three Months Ended December 31:	2006	% of Total	2005	% of Total	Change	%
ICO Europe	$34,267	40%	$27,542	37%	$6,725	24%
ICO Courtenay - Australasia	15,613	18%	12,714	17%	2,899	23%
ICO Polymers North America	9,606	11%	9,999	13%	(393)	(4%	)
ICO Brazil	2,895	3%	2,157	3%	738	34%
Total ICO Polymers	62,381	72%	52,412	70%	9,969	19%
Bayshore Industrial	23,880	28%	22,701	30%	1,179	5%
Consolidated	$86,261	100%	$75,113	100%	$11,148	15%

Operating income (loss)
Three Months Ended December 31:	2006	2005	Change
ICO Europe	$675	$1,299	$(624)
ICO Courtenay - Australasia	718	1,055	(337)
ICO Polymers North America	1,008	694	314
ICO Brazil	77	(137)	214
Total ICO Polymers	2,478	2,911	(433)
Bayshore Industrial	3,290	3,748	(458)
Total Operations	5,768	6,659	(891)
General Corporate Expense	(1,339)	(1,363)	24
Unallocated stock option compensation	(132)	(283)	151
Consolidated	$4,297	$5,013	$(716)

Operating income (loss)	Three Months Ended
as a percentage of revenues	December 31,
			Increase/
	2006	2005	(Decrease)
ICO Europe	2%	5%	(3%)
ICO Courtenay - Australasia	5%	8%	(3%)
ICO Polymers North America	10%	7%	3%
ICO Brazil	3%	(6%)	9%
Total ICO Polymers	4%	6%	(2%)
Bayshore Industrial	14%	17%	(3%)
Consolidated	5%	7%	(2%)

ICO, Inc.
Supplemental Segment Information (cont'd.)
(Unaudited and in thousands, except percentages)

Revenues
	Three Months Ended
	December 31,		September 30,
	2006	% of Total	2006	% of Total	Change	%
ICO Europe	$34,267	40%	$34,210	39%	$57	0%
ICO Courtenay - Australasia	15,613	18%	13,291	15%	2,322	17%
ICO Polymers North America	9,606	11%	11,755	14%	(2,149)	(18%	)
ICO Brazil	2,895	3%	2,407	3%	488	20%
Total ICO Polymers	62,381	72%	61,663	71%	718	1%
Bayshore Industrial	23,880	28%	25,568	29%	(1,688)	(7%	)
Consolidated	$86,261	100%	$87,231	100%	$(970)	(1%	)

Operating income (loss)
	Three Months Ended
	December 31,	September 30,
	2006	2006	Change
ICO Europe	$675	$1,090	$(415)
ICO Courtenay - Australasia	718	712	6
ICO Polymers North America	1,008	1,320	(312)
ICO Brazil	77	(9)	86
Total ICO Polymers	2,478	3,113	(635)
Bayshore Industrial	3,290	3,964	(674)
Total Operations	5,768	7,077	(1,309)
General Corporate Expense	(1,339)	(1,327)	(12)
Unallocated stock option compensation	(132)	(218)	86
Consolidated	$4,297	$5,532	$(1,235)

Operating income (loss) as a percentage of revenues	Three Months Ended
	December 31,	September 30,	Increase/
	2006	2006	(Decrease)
ICO Europe	2%	3%	(1%)
ICO Courtenay - Australasia	5%	5%	0%
ICO Polymers North America	10%	11%	(1%)
ICO Brazil	3%	0%	3%
Total ICO Polymers	4%	5%	(1%)
Bayshore Industrial	14%	16%	(2%)
Consolidated	5%	6%	(1%)